Exhibit 99.1

NEWS RELEASE

Rambus Signs Comprehensive Agreement with STMicroelectronics

Agreement covers Cryptography Research (CRI) and Memory and Interface technologies for inclusion into STMicroelectronics products and collaboration on FD-SOI

SUNNYVALE, CA — June 17, 2013 — Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today announced it has signed a license agreement with STMicroelectronics (NYSE: STM). The agreement expands the ST relationship with CRI, furthering its adoption of DPA countermeasures into multimedia chipsets and accelerating its broad support for CryptoFirewall™ core technology.

In addition, the agreement provides ST with access to Rambus’ memory and interface technologies for inclusion in any ST products as well as exploration of further opportunities for collaboration. The companies have also settled all outstanding claims, including pending disputes related to Rambus’ patented innovations.

“We are pleased to have reached this agreement with ST, a global leader in the semiconductor industry,” said Dr. Ron Black, president and chief executive officer, Rambus. “Covering multiple Rambus divisions, this agreement exemplifies our ability to add value across ST’s product lines, and we look forward to ongoing collaboration with the ST team.”

As a result of the agreement, ST will expand deployment of CRI’s differential power analysis (DPA) countermeasures and CryptoFirewall security core technology across a wide range of its semiconductor products. The agreement also covers the use of Rambus’ patented memory interface and serial link innovations. Additionally, Rambus will have access to ST’s Fully Depleted Silicon On Insulator (FD-SOI) process technology design environment, enabling Rambus to benefit from reduced silicon geometries and lower power consumption at 28nm and below in its future Memory and Interface solutions.

Other terms of the agreement are confidential.

About Rambus Inc.
Rambus is the innovative technology solutions company that brings invention to market. Unleashing the intellectual power of our world-class engineers and scientists in a collaborative and synergistic way, Rambus invents, licenses and develops solutions that challenge and enable our customers to create the future. While best known for creating unsurpassed semiconductor memory architectures, Rambus is also developing world-changing products and services in security, advanced LED lighting and displays, and immersive mobile media. Additional information is available at rambus.com.

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Press contact:
Dan O’Mahoney
SchwartzMSL for Rambus Inc.
(415) 817-2548
rambus@schwartzmsl.com